Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190221, 333-100070, 333-120657, 333-162465, 333-214907, 333-219587 and 333-219588 on Form S-8 and Registration Statement No. 333-214202 on Form S-3 of our report dated March 15, 2019, relating to the consolidated financial statements of Novelion Therapeutics Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt about the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Novelion Therapeutics Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 15, 2019